UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SONIC FOUNDRY, INC.

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(Name of person(s) filing proxy statement, if other than the registrant)

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SONIC FOUNDRY, INC.

222 West Washington Avenue

Madison, Wisconsin 53703

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 3, 2011

The Annual Meeting of Stockholders of SONIC FOUNDRY, INC., a Maryland corporation (“Sonic”) will be held at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703 on March 3, 2011 at 9:00 a.m. local time, for the following purposes:

1.	To elect one director to hold office for a term of five years, and until his successor is duly elected and qualified.

2.	To approve, by a non-binding advisory vote, of the compensation paid by the Company to its Named Executive Officers;

3.

To select, by a non-binding advisory vote, the frequency at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers;

4.	To vote on a Proposal to amend the 2008 Sonic Foundry Employee Stock Purchase Plan to increase the number of shares of common stock subject to the plan from 50,000 to 100,000.

5.	To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending September 30, 2011.

6.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All the above matters are more fully described in the accompanying Proxy Statement.

Only holders of record of Common Stock at the close of business on January 14, 2011 are entitled to notice of, and to vote at, this meeting or any adjournment or adjournments thereof.

Please complete and return the enclosed proxy in the envelope provided or follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet, whether or not you intend to be present at the meeting in person.

By Order of the Board of Directors,

Madison, Wisconsin	Kenneth A. Minor
January 25, 2011	Secretary

If you cannot personally attend the meeting, it is earnestly requested that you promptly indicate your vote on the issues included on the enclosed proxy and date, sign and mail it in the enclosed self-addressed envelope, which requires no postage if mailed in the United States or, follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet. Doing so will save us the expense of further mailings. If you sign and return your proxy card without marking choices, your shares will be voted in accordance with the recommendations of the Board of Directors.

SONIC FOUNDRY, INC.

222 W. Washington Avenue

Madison, Wisconsin 53703

January 25, 2011

PROXY STATEMENT

The Board of Directors of Sonic Foundry, Inc., a Maryland corporation (“Sonic”), hereby solicits the enclosed proxy. Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies:

FOR the election of Frederick H. Kopko, Jr. as Director for a term expiring in 2016;

FOR the approval, by a non-binding advisory vote, of the compensation paid by the Company to its Named Executive Officers;

FOR the selection, by a non-binding advisory vote, of the frequency at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers;

FOR a Proposal to amend the 2008 Sonic Foundry Employee Stock Purchase Plan to increase the number of common shares subject to the plan from 50,000 to 100,000; and

FOR the ratification of the appointment of Grant Thornton LLP as independent auditors of Sonic for the fiscal year ending September 30, 2011.

In the event that the nominee for director becomes unavailable to serve, which management does not anticipate, the persons named in the proxy reserve full discretion to vote for any other person who may be nominated. Proxies may also be authorized by telephone or over the Internet by following the instructions on the proxy card. Any stockholder giving a proxy may revoke the same at any time prior to the voting of such proxy. This Proxy Statement and the accompanying proxy are being mailed on or about January 31, 2011.

Each stockholder will be entitled to one vote for each share of Common Stock standing in his or her name on our books at the close of business on January 14, 2011 (the “Record Date”). Only holders of issued and outstanding shares of Sonic’s common stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting, including any adjournment or postponement thereof. On that date, we had outstanding and entitled to vote 3,712,699 shares of Common Stock, held by approximately 7,200 stockholders, of which approximately 6,700 were held in street name.

QUORUM; VOTES REQUIRED

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner, which is known as a broker non-vote, such shares will also be considered present for purposes of a quorum, provided that the broker exercises discretionary authority on any other matter in the Proxy. A majority of the shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. The election of the Director requires a plurality of the votes present and entitled to vote. Therefore, the director who receives the most votes will be elected. Neither an abstention nor a withheld vote will affect the outcome of the election. The amendment of the Employee Stock Purchase Plan, the non-binding advisory vote of the compensation paid by the Company to its Named Executive Officers, and the ratification of the appointment of Grant Thornton LLP, require the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting. If you abstain from voting on any of these proposals, it will have the same effect as a vote against the proposal. A plurality of the votes cast at the Annual Meeting is required to select, by a non-binding advisory vote, the frequency at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers. If you abstain from voting on this proposal, it will have no effect on the outcome of the proposal.

The New York Stock Exchange (“NYSE”) has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain discretionary matters but do not have discretion to vote uninstructed shares as to certain other non-discretionary matters. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters with respect to which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote”. Under current NYSE interpretations, the proposal to ratify the appointment of Grant Thornton, LLP as our independent auditor is considered a discretionary matter, and the other proposals are consider non-discretionary matters.

DATE, TIME AND PLACE OF ANNUAL MEETING

The Annual Meeting will be held on March 3, 2011 at 9:00 a.m. (Central time) at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation and Bylaws provide that the Board of Directors shall be divided into five classes, with each class having a five-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of the Directors. Newly created directorships resulting from any increase in the number of directors may, unless the Board of Directors determines otherwise, be filled only by a majority vote of the entire Board of Directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve until the next annual meeting of stockholders or until such director’s successor is elected and qualified.

Our Amended and Restated Articles of Incorporation provide that the number of directors, which shall constitute the whole Board of Directors, shall be not less than three or more than twelve. Our currently authorized number of directors is seven. The seat on the Board of Directors currently held by Frederick H. Kopko, Jr. is designated as a Class III Board seat, with term expiring as of the Annual Meeting. The Board of Directors has nominated Frederick H. Kopko, Jr. as a Class III Director for election at the Annual Meeting.

If elected at the Annual Meeting, Mr. Kopko would serve until the 2016 Annual Meeting and until his successor is elected and qualified or until his earlier death, resignation or removal.

Nominees for Director for a Five-Year term expiring on the 2016 Annual Meeting

Frederick H. Kopko, Jr.

Mr. Kopko, age 55, has been corporate Secretary from April 1997 to February 2001 and has been a Director since December 1995. Mr. Kopko is a partner of the law firm of McBreen & Kopko, Chicago, Illinois, and has been a partner of that firm since January 1990. He has been a Director of Mercury Air Group, Inc. since 1992. Mr. Kopko received a B.A. degree in economics from the University of Connecticut, a J.D. degree from the University of Notre Dame Law School, and an M.B.A. degree from the University of Chicago.

The disinterested members of the Board of Directors unanimously recommend a vote FOR the election of Mr. Kopko as Class III Director.

DIRECTORS CONTINUING IN OFFICE

Rimas P. Buinevicius	Term Expires in 2012

Mr. Buinevicius, age 48, has been the Chairman of the Board since October 1997 and Chief Executive Officer since January 1997. In addition to his organizational duties, Mr. Buinevicius is a recognized figure in the rich media industry focused on the convergence of technology, digital media and entertainment. Mr. Buinevicius joined Sonic in 1994 as General Manager and Director of Marketing. Prior to joining Sonic, Mr. Buinevicius spent the majority of his professional career in the fields of biomedical and industrial control research and development. Mr. Buinevicius earned an M.B.A. degree from the University of Chicago; a Master’s degree in Electrical Engineering from the University of Wisconsin, Madison; and a Bachelor’s degree in Electrical Engineering from the Illinois Institute of Technology, Chicago. Mr. Buinevicius is a recipient of Ernst and Young’s Entrepreneur of the Year award.

Monty R. Schmidt	Term Expires in 2013

Mr. Schmidt, age 46, has been the Chief Technology Officer since July 2003 and served as President from March 1994 to July 2003 and as a Director since February 1994. Throughout his tenure at Sonic Foundry, Mr. Schmidt has spearheaded a variety of engineering and strategic initiatives that have helped grow Sonic from the one person startup he founded in 1991. In addition to acting as an industry liaison, Mr. Schmidt is responsible for managing and facilitating technology development and utilization. Prior to joining Sonic, Mr. Schmidt served in software and hardware engineering capacities for companies in the medical and food service equipment industries. Mr. Schmidt has a B.S. degree in Electrical Engineering from the University of Wisconsin, Madison.

Gary R. Weis	Term Expires in 2013

Mr. Weis, age 63, has been a Director of Sonic since February 2004 and was President, Chief Executive Officer and a Director of Cometa Networks, a wireless broadband Internet access company from March 2003 to April 2004. From May 1999 to February 2003 he was Senior Vice President of Global Services at AT&T where he was responsible for one of the world’s largest data and IP networks, serving more than 30,000 businesses and providing Internet access to more than one million individuals worldwide. While at AT&T, Mr. Weis also was CEO of Concert, a joint venture between AT&T and British Telecom. Previously, from January 1995 to May 1999 he was General Manager of IBM Global Services, Network Services. Mr. Weis served as a Director from March 2001 to February 2003 of AT&T Latin America, a facilities-based provider of telecom services in Brazil, Argentina, Chile, Peru and Columbia. Mr. Weis earned BS and MS degrees in Applied Mathematics and Computer Science at the University of Illinois, Chicago.

David C. Kleinman	Term Expires in 2014

Mr. Kleinman, age 75, has been a Director of Sonic since December 1997 and has taught at the Chicago Booth School of Business at the University of Chicago since 1971, where he is now Adjunct Professor of Strategic Management. Mr. Kleinman was a Director (trustee) of the Columbia Acorn Trust, and its predecessors from 1972 to December 2010 (where he was a member of the Committee on Investment Performance, a member of the Audit Committee and a member of the Compliance Committee); a Director (trustee) of the Wanger Advisors Trust from 2005 to December 2010; a Director and non-executive chair of the Board since 1984 of North Lime Holdings and its wholly owned subsidiary, Irex Corporation, a contractor and distributor of insulation materials; and a Director since 1993 of Plymouth Tube Company, a manufacturer of metal tubing and metal extrusions (where he serves on the Audit Committee). From 1999 to 2006, he was a member of the Advisory Board of DSC Logistics, a logistics management and warehousing firm. From May 1997 to February 2004, Mr. Kleinman served as a Director of AT&T Latin America and predecessor companies, a facilities-based provider of telecom services in Brazil, Argentina, Chile, Peru and Columbia (where he was chair of the Audit Committee and a member of the Compensation Committee). From 1994 to 2005, he was a director of Wisconsin Paper and Products Company, a jobber of paper and paper products. From 1964 to 1971, Mr. Kleinman was a member of the finance staff of the Ford Motor Company.

Paul S. Peercy	Term Expires in 2014

Mr. Peercy, age 70, has been a Director of Sonic since February 2004. Since September 1999, Mr. Peercy has served as dean of the University of Wisconsin-Madison College of Engineering. Since 2001 Mr. Peercy has been a member of the National Academy of Engineering. In 2000, then-Wisconsin Governor Tommy Thompson named Mr. Peercy to the Wisconsin Technology and Entrepreneurship Council. From August 1995 to September 1999, Mr. Peercy served as president of SEMI/SEMATECH, an Austin, Texas-based non-profit consortium of more than 160 of the nation’s suppliers to the semiconductor industry. Prior to that position he was director of Microelectronics and Photonics at Sandia National Laboratories in Albuquerque, New Mexico. He is the author or co-author of more than 175 technical papers and the recipient of two patents. Mr. Peercy is a Director and member of the audit committee of Bemis Company, Inc, a manufacturer of flexible packaging and pressure sensitive materials. Mr. Peercy received a BA degree in Physics from Berea College and MS and PhD degrees in Physics from the University of Wisconsin - Madison.

Mark D. Burish	Term Expires in 2015

Mr. Burish, age 57, is a founder and shareholder of the law firm of Hurley, Burish & Stanton, Madison, WI, which he helped start in 1983. He is the founder and CEO of Our House Senior Living, LLC, Milestone Senior Living, LLC and Milestone Management Services, LLC which he started in 1997. Mr. Burish received his BA degree in communications from Marquette University in 1975 and his JD degree from the University of Wisconsin in 1978.

When considering whether the Board of Directors and nominees thereto have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on the information discussed in each of the Board members’ biographical information set forth on pages three and four. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, each of our directors has exhibited judgment and skill, and has either been actively involved with the Company for a considerable period of time or has experience with other organizations of comparable or greater size. In particular, Mr. Kopko has had extensive experience with companies comparable in size to Sonic Foundry, including currently serving as a director of Mercury Air Group, Inc. and fills a valuable need with experience in securities and other business law. Mr. Buinevicius is a recognized figure in the rich media industry and has sixteen years experience with the Company. Likewise, Mr. Schmidt is an industry leader in the rich media market and has twenty years experience with the Company. Mr. Weis also has had experience in both developing and established companies, having served as a CEO and Director of Cometa Networks and in several positions at AT&T, including Senior Vice President of Global Services. Mr. Kleinman has significant experience serving on boards of directors of various companies, has significant experience in finance and strategic management through his employment with the Chicago Booth School of Business at the University of Chicago where he also obtained valuable market insight to the Company’s largest customer base. Mr. Peercy shares that same market expertise through serving the University of Wisconsin in his role as dean of the engineering school and also has significant business and technical experience obtained at positions including his role as director of Microelectronics and Photonics at Sandia National Laboratories and through his role as president of SEMI/SEMATECH. Mr. Burish brings additional valuable legal experience to the Board as well as experience obtained through founding multiple companies.

CORPORATE GOVERNANCE

Director Independence

Through its listing requirements for companies with securities listed on the NASDAQ Capital Market, the NASDAQ Stock Market (“NASDAQ”) requires that a majority of the members of our Board be independent, as defined under NASDAQ’s rules. The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or has engaged in various types of business dealings with the Company. The subjective test states that an independent director must be a person who lacks a relationship that in the opinion of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviews information provided by the directors in an annual questionnaire with regard to each director’s business and personal activities as they relate to the Company. Based on this review and consistent with NASDAQ’s independence criteria, the Board has affirmatively determined that Mark D. Burish, David C. Kleinman, Paul S. Peercy, and Gary R. Weis, are independent.

Related Person Transaction

The Board has adopted a Related Person Transaction Policy (the “Policy”), which is a written policy governing the review and approval or ratification of Related Person Transactions, as defined in SEC rules.

Under the Policy, each of our directors and executive officers must notify the Chairman of the Audit Committee in writing of any new potential Related Person Transaction involving such person or an immediate family member. The Audit Committee will review the relevant facts and circumstances and will approve or ratify the transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company. The Related Party Transaction must then be approved by the independent directors. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee and the independent directors may consider, among other things, the benefits to the Company; the impact on the director’s independence (if the Related Person is a director or an immediate family member); the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. There were no new Related Person Transactions in the fiscal year ended September 30, 2010 (“Fiscal 2010”).

Board Leadership Structure and Role in Risk Oversight

Rimas P. Buinevicius, our Chief Executive Officer, serves as Chairman of the Board. The Company believes that having our CEO serve as Chairman is an appropriate leadership structure at the current time because Mr. Buinevicius has extensive knowledge of the Company and the webcasting, lecture capture and knowledge management industry. In determining the structure, the Board considered the (1) access and candor of communications that the outside Board members have with the members of management; (2) the frequent meetings and telephonic conversations outside Board members have without members of management present; and the (3) candor and dynamics of discussion at Board meetings.

Our business and affairs are managed under the direction of our board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s key mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our board’s role is to engage in informed risk oversight. Management, through its disclosure committee, compiles an annual ranking of risks to which the Company could be subjected and reviews the results of this risk assessment with the audit committee. Any significant risks are then reviewed by the board and assigned for oversight. In fulfilling this oversight role, our board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our board performs this function, including the following:

•	at its regularly scheduled meetings, the board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•

the audit committee assists the board in its oversight of risk management by discussing with management, particularly, the Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

through management updates and committee reports, the board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The compensation committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the committee believes our compensation programs do not encourage excessive risk taking.

Board Structure and Meetings

The Board met six times during Fiscal 2010. The Board also acted by written consent from time to time. All directors attended at least 75% of the total number of Board meetings and committee meetings on which they serve (during the period in which each director served). In addition, NASDAQ marketplace rules contemplate that the independent members of our Board will meet during the year in separate closed meetings referred to as “executive sessions” without any employee director or executive officer present. Executive sessions were usually held after regularly scheduled Board meetings during Fiscal 2010.

The Board of Directors has four standing committees, the Audit Committee, the Executive Compensation Committee, the Nominations Committee and the Operations Analysis Committee.

Sonic has a standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Messrs. Kleinman (chair), Weis and Burish serve on the Audit

Committee. Sonic’s Board of Directors has determined that all members of Sonic’s Audit Committee are “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and as defined under Nasdaq listing standards. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility including: (i) internal and external financial reporting, (ii) risks and controls related to financial reporting, and (iii) the internal and external audit process. The Audit Committee is also responsible for recommending to the Board the selection of our independent public accountants and for reviewing all related party transactions. The Audit Committee met five times in Fiscal 2010. A copy of the charter of the Audit Committee is available on Sonic’s website.

Sonic’s Board of Directors has determined that, due to his affiliation with the Chicago Booth School of Business at the University of Chicago, and due to his current and past service as a director on numerous company boards, and membership on numerous audit committees, including past or present chair, along with his other academic and business credentials, Mr. Kleinman has the requisite experience and applicable background to meet Nasdaq standards requiring financial sophistication of at least one member of the audit committee. Sonic’s Board of Directors has also determined that neither Mr. Kleinman nor any other member of the Audit Committee is an audit committee financial expert as defined by applicable SEC regulations

The Compensation Committee consists of Messrs. Kleinman (chair), Burish, Peercy and Weis. The Board of Directors has determined that all of the members of the Compensation Committee are “independent” as defined under Nasdaq listing standards. The Compensation Committee makes recommendations to the Board with respect to salaries of employees, the amount and allocation of any incentive bonuses among the employees, and the amount and terms of stock options to be granted to executive officers. The Compensation Committee met three times in Fiscal 2010. A copy of the charter of the Compensation Committee is available on Sonic’s website.

The Nominations Committee consists of Messrs. Peercy (chair), Burish, Kleinman and Weis. The Board of Directors has determined that all of the members of the Nominations Committee are “independent” as defined under Nasdaq listing standards. The purpose of the Nominations Committee is to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop specific criteria for director independence, and assess the effectiveness of the Board of Directors. Our Board of Directors has adopted a charter for the Nominations Committee, which is available on Sonic’s website. The Nominations Committee will review all candidates in the same manner regardless of the source of the recommendation. In recommending candidates for election to the Board of Directors, the Nominating Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Generally the Nominations Committee will consider various criteria in considering whether to make a recommendation. These criteria include expectations that directors have substantial accomplishments in their professional backgrounds and are able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment. Director candidates should possess the highest personal and professional ethics, integrity and values, be committee to promoting the long-term interest of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. While the Board of Directors has not adopted a policy regarding diversity, we also believe our directors should come from diverse backgrounds and experience bases in order to promote the representation of diverse views on the Board of Directors. Stockholder recommendations of candidates for Board membership will be considered when submitted to Corporate Secretary, Sonic Foundry, Inc., 222 W. Washington Ave., Madison, WI 53703. When submitting candidates for nomination to be elected at Sonic’s annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by Sonic’s bylaws.

In particular, for a stockholder to nominate a candidate for election at the 2012 Annual Meeting of Stockholders, the nomination must be delivered or mailed to and received by Sonic’s Secretary between November 3, 2011 and December 3, 2011 (or, if the 2012 annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made). The nomination must include the same information as is specified in Sonic’s bylaws for stockholder nominees to be considered at an annual meeting, including the following:

•	The stockholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;
•	The stockholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;
•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;
•	A description of any arrangements or understandings between the stockholder, the nominee and any other person regarding the nomination; and
•

Information regarding the nominee that would be required to be included in Sonic’s proxy statement by the rules of the Securities and Exchange Commission, including the nominee’s age, business experience for the past five years and any other directorships held by the nominee.

The Operations Analysis Committee consists of Messrs. Weis (chair) and Kleinman. The Operations Analysis Committee was established in May 2008 to facilitate communication and provide advisory leadership in planning and strategic growth. The Operations Analysis Committee met in person and held numerous informal and telephonic meetings in Fiscal 2010.

DIRECTORS COMPENSATION

Our directors, who are not also our full-time employees, receive an annual retainer of $20,000 in addition to a fee of $1,500 for attendance at each meeting of the Board of Directors and $1,000 per committee meeting attended, other than the chair of our Audit Committee, Mr. Kleinman, who receives $2,000 per Audit Committee meeting attended. In addition, the chair of our Operations Analysis Committee, Mr. Weis, receives compensation of a $12,000 retainer per year and Mr. Kleinman receives an annual retainer of $6,000 per year as compensation as a member of the Operations Analysis Committee. The cash compensation paid to the five non- employee directors combined in Fiscal 2010 was approximately $197,000. When traveling from out-of-town, the members of the Board of Directors are also eligible for reimbursement for their travel expenses incurred in connection with attendance at Board meetings and Board Committee meetings. Directors who are also employees do not receive any compensation for their participation in Board or Board Committee meetings.

Pursuant to the 2008 Sonic Foundry Non-Employee Directors Stock Option Plan (the “Directors Plan”) we grant to each non-employee director who is reelected or who continues as a member of the Board of Directors at each annual stockholders meeting a stock option to purchase 2,000 shares of Common Stock. Further, the chair of our Audit Committee receives an additional stock option grant to purchase 500 shares of Common Stock per year and the chair of our Operations Analysis Committee received, on November 3, 2008, a one-time stock option grant to purchase 5,000 shares of common stock which vest 25% immediately, and 25% on each of 4 months, 16 months and 28 months from the date of grant for his role in managing the activities of the Operations Analysis Committee pursuant to Sonic’s Non Qualified Stock Option Plan.

The exercise price of each stock option granted was equal to the market price of Common Stock on the date the stock option was granted. Stock options issued under the Directors Plan vest fully on the first anniversary of the date of grant and expire after ten years from date of grant. An aggregate of 50,000 shares are reserved for issuance under the Directors Plan.

If any change is made in the stock subject to the Directors Plan, or subject to any option granted thereunder, the Directors Plan and options outstanding thereunder will be appropriately adjusted as to the type(s), number of securities and price per share of stock subject to such outstanding options.

The options and warrants set forth above have an exercise price equal to the fair market value of the underlying common stock on the date of grant. The term of all such options is ten years.

The following table summarizes cash and equity compensation provided our non-employee directors during the fiscal year ended September 30, 2010.

Name (a)	Fees Earned Or Paid In Cash ($)(1) (b)	Stock Awards ($) (c)	Option Awards ($)(2) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Mark D. Burish	29,500	—	8,634	—	—	—	38,134
David C. Kleinman	49,000	—	10,793	—	—	—	59,793
Frederick H. Kopko	29,000	—	8,634	—	—	—	37,634
Paul S. Peercy	35,000	—	8,634	—	—	—	43,634
Gary R. Weis	50,000	—	8,634	—	—	—	58,634

(1)	The amount reported in column (b) is the total of retainer fees and meeting attendance fees.
(2)

The amount reported in column (d) is the aggregate grant date fair value of options granted during the fiscal year ended September 30, 2010 in accordance with FASB ASC Topic 718. Each director received an option award of 2,000 shares on March 4, 2010 at an exercise price of $6.90 with a grant date fair value of $8,634. In addition, Mr. Kleinman received a grant of 500 shares on March 4, 2010 at an exercise price of $6.90 with a grant date fair value of $2,159 in connection with his position as chair of the Audit Committee.

EXECUTIVE OFFICERS OF SONIC

Our executive officers, who are appointed by the Board of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified. There are no family relationships between any of the executive officers of Sonic.

Rimas P. Buinevicius is our Chairman of the Board of Directors and Chief Executive Officer. (See “ Directors Continuing in Office ”.)

Monty R. Schmidt is our Chief Technology Officer and a Director. (See “ Directors Continuing in Office ”.)

Kenneth A. Minor, age 48, has been our Chief Financial Officer since June 1997, Assistant Secretary from December 1997 to February 2001 and Secretary since February 2001. From September 1993 to April 1997, Mr. Minor was employed as Vice President and Treasurer for Fruehauf Trailer Corporation, a manufacturer and global distributor of truck trailers and related aftermarket parts and service where he was responsible for financial, treasury and investor relations functions. Prior to 1993, Mr. Minor served in various senior accounting and financial positions for public and private corporations as well as the international accounting firm of Deloitte Haskins and Sells. Mr. Minor is a certified public accountant and has a B.B.A. degree in accounting from Western Michigan University.

Robert M. Lipps, age 39, has been Executive Vice President of Sales since April 2008, joining Sonic Foundry in April 2006 as Vice President of International Sales and assuming expanded responsibility for U.S. central sales in 2007. Mr. Lipps leads the company’s global sales organization including oversight of domestic, international and channel sales. He holds 15 years of sales leadership, business development and emerging market entry expertise in the technology and manufacturing sectors, including sales and channel management. From January 2004 to March 2006 he served as General Manager of Natural Log Homes LLC, a New Zealand based manufacturer of log homes. From July 1999 to Dec 2002 he served as Latin America Regional Manager of Adaytum, a software publisher of planning and performance management solutions, (acquired by Cognos Software, an IBM Company, in January 2003) and from May 1996 to July 1999 he served as International Sales Manager for Persoft, a software publisher of host access and mainframe connectivity solutions (acquired by Esker software in 1998). Mr. Lipps has a B.S. degree in Marketing from the University of Wisconsin at La Crosse.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about the beneficial ownership of our Common Stock as of January 14, 2011, by each stockholder known by us to own beneficially more than 5% of our Common Stock, each of our executive officers named in the Summary Compensation Table (“Named Executive Officers”), each of our directors, and all of our directors and executive officers as a group. Unless otherwise noted, the mailing address for these stockholders is 222 West Washington Avenue, Madison, Wisconsin 53703.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the exercise of stock options or warrants exercisable within 60 days after January 14, 2011, which we refer to as Presently Exercisable Options, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Based on currently available Schedules 13D and 13G filed with the SEC, we do not know of any beneficial owners of more than 5% of our Common Stock, other than listed below.

Name of Beneficial Owner(1)	Number of Shares of Class Beneficially Owned	Percent of Class(2)
Common Stock
Monty R. Schmidt (3)	335,293	9.0%

Rimas P. Buinevicius(4)	263,245	6.9

Mark D. Burish(5) 33 East Main St. Madison, WI 53703	117,000	3.1

Kenneth A. Minor(6)	50,993	1.4

Frederick H. Kopko, Jr.(7) 20 North Wacker Drive Chicago, IL 60606	38,627	1.0

David C. Kleinman(8) 1101 East 58th Street Chicago, IL 60637	26,500	*

Gary R. Weis(9) P.O. Box 272 Deerfield, IL 60015	23,500	*

Robert M. Lipps(10)	19,991	*

Paul S. Peercy(11) 1415 Engineering Dr Madison, WI 53706	16,040	*

All Executive Officers and Directors as a Group (9 persons)(12)	890,689	22.4%

*	less than 1%
(1)

Sonic believes that the persons named in the table above, based upon information furnished by such persons, have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

(2)	Applicable percentages are based on 3,712,699 shares outstanding, adjusted as required by rules promulgated by the Securities and Exchange Commission.
(3)	Includes 19,980 shares subject to Presently Exercisable Options.
(4)

Includes 114,500 shares subject to Presently Exercisable Options. Also includes 15,205 shares owned by Cleopatra Buinevicius for which Mr. Buinevicius has power of attorney to vote and/or dispose of such shares and 800 shares owned by Erik Buinevicius for which Mr. Buinevicius has power of attorney to vote and/or dispose of such shares. Ms. Cleopatra Buinevicius is the mother of Mr. Buinevicius and Mr. Erik Buinevicius is the son of Mr. Buinevicius. Mr. Buinevicius disclaims beneficial ownership of such shares.

(5)	Includes 2,000 shares subject to Presently Exercisable Options.
(6)	Includes 37,594 shares subject to Presently Exercisable Options.
(7)	Includes 10,000 shares subject to Presently Exercisable Options.
(8)	Includes 23,500 shares subject to Presently Exercisable Options.
(9)	Includes 21,000 shares subject to Presently Exercisable Options.

(10)	Includes 19,916 shares subject to Presently Exercisable Options.
(11)	Includes 16,000 shares subject to Presently Exercisable Options.
(12)	Includes an aggregate of 264,490 Presently Exercisable Options.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for the executive officers identified in the Summary Compensation Table. Throughout this proxy statement, we refer to these individuals, who serve as our Chief Executive Officer, Chief Financial Officer, Chief Technology Officer and Executive Vice President of Sales as the “executive officers.”

The Compensation Committee (“Committee”) establishes and oversees our compensation and employee benefits programs and approves the elements of total compensation for the executive officers. The day-to-day design and administration of our retirement and employee benefit programs available to our employees are handled by our Human Resources and Finance Department employees. The Committee is responsible for reviewing these programs with management and approving fundamental changes to them.

Overview and Objectives of our Executive Compensation Program

The compensation program for our executive officers is designed to attract, motivate, reward and retain highly qualified individuals who can contribute to Sonic’s growth with the ultimate objective of increasing stockholder value. Our compensation program consists of several forms of compensation: base salary, annual bonus, long-term incentives and limited perquisites and benefits.

Base salary and annual bonus are cash-based while long-term incentives consist of stock option awards. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Committee relies on the process described in this discussion and analysis in its determination of compensation levels and allocations for each executive officer.

The Committee does not utilize objective guidelines or formulae, performance targets or short-term changes in our stock price to determine the elements and levels of compensation for our executive officers. Instead, it relies upon its collective judgment as applied to the challenges confronting Sonic, together with information provided by Sonic and independent sources, and the recommendations of our Chief Executive Officer. The Committee also uses subjective information when considering the credentials, length of service, experience, consistent performance, and available competitive alternatives of our executive officers. The Committee receives and reviews a variety of information throughout the year to assist it in directing the executive compensation program. Throughout the year, the Committee reviews financial reports comparing Sonic’s performance on a year-to-date basis versus budget and at each meeting of the Board of Directors the executive officers present an operating report.

The recommendations of the Chief Executive Officer play a significant role in the compensation-setting process. The Chief Executive Officer provides the Committee with an annual overall assessment of Sonic’s achievements and performance, his evaluation of individual performance and his recommendations for annual compensation, bonus and long-term incentive awards. The Committee has discretion to accept, reject or modify the Chief Executive Officer’s recommendations.

The Committee determines the compensation for each executive officer in an executive session.

Market Competitiveness

The Committee’s target is for total cash compensation to average between the 50th and 75th percentile of published compensation data derived from two sources: (i) a peer group of companies that are in our industry, competitors for key talent, or with similar financial characteristics; and (ii) published market survey data for companies within our revenue range. The peer group data was obtained from the most recently filed proxy statement of 17 publicly-traded technology companies with annual revenues ranging from approximately $10 million to $80 million; market capitalization of $20 million to $40 million and 250 employees or fewer. The following companies comprised the peer group for the study: CryptoLogic, MakeMusic, Inc., Majesco Entertainment, XATA Corporation, Bsquare Corporation, Unify Corporation, Versant Corporation, Simulations Plus, Adept Technology, SoundBite Communications, Procera Networks, GlobalSCAPE, Broadvision, Bitstream, Evolving Systems, GSE Systems and Commtouch Software. Given competitive recruiting pressures, the Committee retains its discretion to deviate from this target under appropriate circumstances. The Committee periodically receives updates of the published compensation data.

Pay for Performance

The Committee believes that both long and short term compensation of executive officers should correlate to Sonic’s overall financial performance. Incentive payouts will be larger with strong performance and smaller if Sonic’s financial results decline. From time to time, extraordinary Board-approved initiatives in a fiscal year, such as a restructuring, acquisition, or divestiture, are considered by the Committee in its overall evaluation of Sonic’s performance.

Competitive Benchmarking/Peer Group Analysis

The Committee reviewed market data from TechAmerica dated August 1, 2010(“TeA”) in various size and industry stratifications similar to that of Sonic.

The second source of compensation data came from a peer group of seventeen public companies that we consider similar to our market for sales, or for key talent, or with similar financial or other characteristics such as number of employees. The companies in the peer group ranged in market capitalization between $20 million and $40 million, had fewer than 250 employees and had revenues between $10 million and $80 million.

Components of Executive Compensation

Base Salary

The Committee seeks to pay the executive officers a competitive base salary in recognition of their job responsibilities for a publicly held company. As noted above, the target compensation range for an executive’s total cash compensation (salary and bonus) is between the 50th and 75th percentile of the market data reviewed by the Committee.

As part of determining annual increases, the Committee also considers the Chief Executive Officer’s recommendation regarding individual performance as well as internal equitable considerations.

In evaluating individual performance, the Committee considers initiative, leadership, tenure, experience, skill set for the particular position, knowledge of industry and business, and execution of strategy in placing the individual within the range outlined.

The Committee considered base wage changes for Messrs. Minor and Lipps at a meeting of the Committee held on November 24, 2010. Accordingly, base compensation for Mr. Minor was increased from $241,000 to $248,000 and base compensation for Mr. Lipps was increased from $185,000 to $190,550. Consideration of base wage changes for Messrs. Buinevicius and Schmidt was deferred to a later date following completion of the negotiation of new employment contracts. After its review of all sources of market data as described above, the Committee believes that the base salaries and the bonuses described below are within its targeted range for total cash compensation.

Bonus

The Committee typically targets an annual cash bonus as a percentage of total cash compensation within the 50th to 75th percentile of market data as noted above. Recognizing that Sonic’s internal budgets are based on pre-established financial goals, the evaluation of individual performance reflects a discretionary assessment by the Committee of each officer’s contribution during the year. The Committee may consider factors such as general economic conditions, acquisitions, divestitures, or restructuring initiatives that may not have been contemplated when the financial budgets were developed. To aid in this evaluation, the Chief Executive Officer provides an overview of Sonic’s financial metrics and performance, new product introductions, strategic initiatives, and investor relations activities for the year.

In an effort to conserve cash, management recommended to the Committee that no discretionary bonus be granted for fiscal 2010 performance to any executive officer. The Committee considered and approved management’s recommendation at a Committee meeting held November 24, 2010. Mr. Lipps receives incentive compensation quarterly based upon achieving predetermined targets for product and services billings set during Sonic’s business planning process. Total incentives paid to Mr. Lipps during fiscal 2010 totaled $73,834.

Stock Options

The Committee has a long-standing practice of providing long-term incentive compensation grants to the executive officers. The Committee believes that such grants, in the form of stock options, help align our executive officers’ interests with those of Sonic’s stockholders. All stock options have been granted under either our 1995 Stock Option Plan, the 1999 Non-Qualified Plan or the 2009 Stock Incentive Plan (“Employee Plans”).

The Committee reviews option grant recommendations by the Chief Executive Officer for each executive officer, but retains full discretion to accept, reject or revise each recommendation. The Committee’s policy is to grant options on the date it approves them or such other future date as the Committee may agree at the time of approval. The exercise price is determined in accordance with the terms of the Employee Plan and cannot be less than the Fair Market Value, as defined in the Plan, of Sonic’s common stock. The Committee typically grants options once a year, but may grant options to newly hired executives at other times.

In making its determinations, the Committee considers the number of options or shares owned by the executive officers.

On November 24, 2010, the Committee approved option grants to purchase 14,120 shares each to Mssrs. Minor and Lipps, representing a value for accounting purposes of approximately $100,000, to be granted at the closing price of Sonic’s stock on November 24, 2010, each of which will vest one third on the first, second and third anniversary of the grant.

Health and Welfare Benefits

Our officers are covered under the same health and welfare plans, including our 401(k) plan, as salaried employees.

Employment Agreements

We entered into employment agreements with Rimas P. Buinevicius and Monty R. Schmidt on substantially the same terms as the prior agreements in January 2001. The employment agreements automatically renew every two years for successive two year terms and were last automatically renewed on January 1, 2009. The salaries of each of Messrs. Buinevicius and Schmidt are subject to increase each year at the discretion of the Board of Directors. Messrs. Buinevicius and Schmidt are also entitled to incidental benefits of employment under the agreements. Each of the employment agreements provides that if (i) Sonic Foundry breaches its duty under such employment agreement, (ii) the employee’s status or responsibilities with Sonic Foundry has been reduced, (iii) Sonic Foundry fails to perform its obligations under such employment agreement, or (iv) after a Change in Control of Sonic Foundry, Sonic Foundry’s financial prospects have significantly declined, the employee may terminate his employment and receive all salary and bonus owed to him at that time, prorated, plus three times the highest annual salary and bonus paid to him in any of the three years immediately preceding the termination. If the employee becomes disabled, he may terminate his employment and receive all salary owed to him at that time, prorated, plus a lump sum equal to the highest annual salary and bonus paid to him in any of the three years immediately preceding the termination. Pursuant to the employment agreements, each of Messrs. Buinevicius and Schmidt has agreed not to disclose our confidential information and not to compete against us during the term of his employment agreement and for a period of two years thereafter. Such non-compete clauses may not be enforceable, or may only be partially enforceable, in state courts of relevant jurisdictions.

A “Change in Control” is defined in the employment agreements to mean: (i) a change in control of a nature that would have to be reported in our proxy statement, ; (ii) Sonic Foundry is merged or consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 75% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by our stockholders immediately prior to such merger, consolidation or reorganization; (iii) Sonic Foundry sells all or substantially all of its business and/or assets to any other corporation or other legal person, less than 75% of the outstanding voting securities or other capital interests of which are owned in the aggregate by our stockholders, directly or indirectly, immediately prior to or after such sale; (iv) any person (as the term “person” is used in Section 13(d) (3) or Section 14(d) (2) of the Securities Exchange Act of 1934 (the “Exchange Act”) had become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 25% or more of the issued and outstanding shares of our voting securities; or (v) during any period of two consecutive years, individuals who at the beginning of any such period constitute our directors cease for any reason to constitute at least a majority thereof unless the election, or the nomination or election by our stockholders, of each new director was approved by a vote of at least two- thirds of such directors then still in office who were directors at the beginning of any such period.

In connection with a corporate governance review, Sonic announced on January 10, 2011 that it has decided to pursue new employment agreements with Messrs. Buinevicius and Schmidt and in connection therewith, will not be renewing their existing employment agreements.

We entered into employment agreements with Kenneth A. Minor in October 2007 and Robert M. Lipps in August 2008. The salaries of each of Messrs. Minor and Lipps are subject to increase each year at the discretion of the Board of Directors. Messrs. Minor and Lipps are also entitled to incidental benefits of employment under the agreements. Each of the employment agreements provide that a cash severance payment be made upon termination, other than for cause. In the case of Mr. Minor, such cash severance is equal to the highest cash compensation paid in any of the last three fiscal years immediately prior to termination and with respect to Mr. Lipps, such cash severance payment is equal to the cash compensation paid in the previous fiscal year immediately prior to termination. In addition, Mssrs. Minor and Lipps will receive immediate vesting of all previously unvested common stock and stock options and have the right to voluntarily terminate their employment, and receive the same severance arrangement detailed above following (i) any “person” becoming a “ beneficial” owner of stock of Sonic Foundry representing 50% or more of the total voting power of Sonic Foundry’s then outstanding stock; or, (ii) Sonic Foundry is acquired by another entity through the purchase of substantially all of its assets or securities and following such acquisition, Rimas Buinevicius does not remain as Chief Executive Officer and Chairman of the Board of Directors of Sonic Foundry or the acquisition is without the written consent of the Board of Directors of Sonic Foundry; or (iii) Sonic Foundry is merged with another entity, consolidated with another entity or reorganized in a manner in which any “person” is or becomes a “beneficial” owner of stock of the surviving entity representing 50% or more of the total voting power of the surviving entity’s then outstanding stock; and Messrs. Minor or Lipps is demoted without cause or his duties are substantially altered. Pursuant to the employment agreements, each of Messrs. Minor and Lipps has agreed not to disclose our confidential information and not to compete against us during the term of his employment agreement and for a period of one year thereafter. Such non-compete clauses may not be enforceable, or may only be partially enforceable, in state courts of relevant jurisdictions.

For illustrative purposes, if Sonic terminated the employment of Messrs. Buinevicius, Schmidt, Minor and Lipps (not for cause) on September 30, 2010 or if Messrs. Buinevicius, Schmidt, Minor and Lipps elected to terminate their employment following a demotion or alteration of duties on September 30, 2010, and a change of control as defined in the employment agreements had occurred, Sonic would be obligated to pay $1,032,000, $807,000, $241,000 and $279,000 to of Messrs. Buinevicius, Schmidt, Minor and Lipps, respectively. In addition, any non-vested rights of Messrs. Buinevicius, Schmidt, Minor and Lipps under the Employee Plans, would vest as of the date of employment termination. The value of the accelerated vesting of the options under these circumstances would be $33,000 for Messrs. Buinevicius and Schmidt; $53,000 for Mr. Minor and $55,000 Mr. Lipps.

Personal Benefits

Our executives receive a limited number of personal benefits certain of which are considered taxable income to them and which are described in the footnotes to the section of this Proxy Statement entitled “Summary Compensation Table ”.

Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) limits the ability of a public company to deduct compensation in excess of $1 million paid annually to each of the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company stockholders. No executive officer was affected by this limitation in fiscal 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Sonic has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

COMPENSATION COMMITTEE

David C. Kleinman, Chair

Mark D. Burish

Gary R. Weis

Paul S. Peercy

Summary Compensation

The following table sets forth the compensation of our principal executive officer, our principal financial officer and our other two executive officers for the fiscal year ended September 30, 2010.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($)(3) (i)	Total ($) (j)

Rimas P. Buinevicius Chairman and Chief Executive Officer	2010 2009 2008	344,000 342,471 277,539	— — 30,000	— — —	18,898 14,772 42,953	— — —	— — —	1,396 1,766 1,610	364,294 359,009 352,102

Kenneth A. Minor Chief Financial Officer and Secretary	2010 2009 2008	241,000 239,967 198,243	— — 31,800	— — —	18,898 15,660 103,088	— — —	— — —	7,795 14,799 7,841	267,693 270,426 340,972

Monty R. Schmidt Chief Technology Officer	2010 2009 2008	269,000 267,765 217,952	— — 30,000	— — —	18,898 14,772 42,953	— — —	— — —	7,806 22,819 8,856	295,704 305,356 299,761

Robert M. Lipps Executive Vice President - Sales	2010 2009 2008	185,000 185,000 156,346	— — —	— — —	18,898 19,376 69,466	73,834 93,552 65,888	— — —	1,992 8,649 6,735	279,724 306,577 298,435

(1)

The amounts in column (d) represent cash bonuses which were awarded for performance during the prior fiscal year. Fiscal year 2008 bonuses are payable at a future date at the discretion of the executive and coincident with the payment to the Company of an equal amount for the exercise of certain options to purchase common stock.

(2)

The option awards in column (f) represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the fiscal year. The assumptions and methodology used in calculating the compensation expense of the option awards are provided in Sonic’s Form 10-K. See Note 1, “Stock Based Compensation” in the Notes to the Consolidated Financial Statements in Sonic’s Form 10-K. The amounts in this column represent value attributed to the awards at the date of grant and not necessarily the actual value that will be realized by the executive. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the ASC Topic 718 value.

(3)

The amount shown under column (i) includes Sonic’s matching contribution under our 401(k) plan of $2,595, $1,566 and $1,992 for Messrs Minor, Schmidt and Lipps. In addition, Mr. Buinevicius receives a car allowance equal to $713 per month of which the taxable personal portion of $1,396 is included in this column. Messrs. Minor and Schmidt receive $650 per month as a car allowance of which the taxable personal portions were $5,200 and $6,240, respectively. Mr. Lipps receives a car allowance of $700 per month of which there was no taxable personal portion.

Grants of Plan-Based Awards

The Following table shows the plan-based awards granted to the Named Executive Officers during fiscal 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of Shares of stock or units (#) (i)	All other option awards: Number of Securities Underlying Options (#) (j)	Exercise or base price of option awards ($/Sh) (1) (k)	Grant Date fair Value of Stock and option awards ($) (2) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Rimas P. Buinevicius	12/02/09	—	—	—	—	—	—	—	6,000	5.26	18,898
Kenneth A. Minor	12/02/09	—	—	—	—	—	—	—	6,000	5.26	18,898
Monty R. Schmidt	12/02/09	—	—	—	—	—	—	—	6,000	5.26	18,898
Robert M. Lipps	12/02/09	—	—	—	—	—	—	—	6,000	5.26	18,898

(1)	Sonic grants employee stock options with exercise prices equal to the closing stock price on the date of grant.
(2)

The amount reported in column (l) represents the grant date fair value of the award following the required FAS 123(R) compensation methodology. Grant date fair value is calculated using the Lattice method. See Note 1, “Stock Based Compensation” in the Notes to the Consolidated Financial Statements in Sonic’s Form 10-K for the fiscal year ended September 30, 2010 for an explanation of the methodology and assumptions used in the FAS 123(R) valuation. With respect to the option grants, there can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FAS 123(R) value.

Sonic grants options to its executive officers under our employee stock option plans. As of September 30, 2010, options to purchase a total of 764,718 shares were outstanding under the plans, and options to purchase 346,799 shares remained available for grant thereunder.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information concerning outstanding equity awards as of September 30, 2010 held by the Named Executive Officers.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1)(2) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(2) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (1)(2) (e)	Option Expiration Date (1) (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Rimas P. Buinevicius	10,000 100,000 5,000 3,333 6,000 0	0 0 0 1,667 0 6,000	None	10.94 11.20 14.50 15.50 5.00 5.26	12/20/2010 10/25/2011 11/26/2014 12/04/2017 11/03/2018 12/2/2019
Kenneth A. Minor	2,100 594 8,000 10,000 5,000 8,000 0	0 0 0 0 0 4,000 6,000	None	10.94 10.10 11.20 4.20 14.50 15.50 5.26	12/20/2010 10/09/2011 10/25/2011 05/09/2013 11/26/2014 12/04/2017 12/2/2019
Monty R. Schmidt	8,000 1,980 5,000 3,333 6,000 0	0 0 0 1,667 0 6,000	None	10.94 10.10 14.50 15.50 5.00 5.26	12/20/2010 10/09/2011 11/26/2014 12/04/2017 11/03/2018 12/2/2019
Robert M. Lipps	2,500 750 1,000 1,667 6,666 2,000 0	0 0 500 833 3,334 4,000 6,000	None	22.60 37.10 15.50 7.50 7.80 5.30 5.26	04/10/2016 12/07/2016 12/04/2017 03/10/2018 04/16/2018 11/10/2018 12/2/2019

(1)	All options were granted under either our stockholder approved Employee Stock Option Plans or the Non-Qualified Stock Option Plan. All unexercisable options listed in the table become exercisable over a three-year period in equal annual installments beginning one year from the date of grant.
(2)	All options have been adjusted for the one-for-ten reverse stock split of the Company’s shares completed on November 16, 2009.

Option Exercises and Stock Vested

The following table shows information concerning option exercises in fiscal 2010 by the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number
	Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on	on	on
	(#)	Exercise	Vesting	Vesting
		($)	(#)	($)

Rimas P. Buinevicius	1,000	60	—	—
Kenneth A. Minor	5,200	312	—	—
Monty R. Schmidt	1,000	60	—	—

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	526,611	11.05	346,800

Equity compensation plans not approved by security holders (2)	238,107	10.82	-

Total	764,718	10.98	346,800

(1)

Consists of the Employee Stock Option Plan and the Directors Stock Option Plan. For further information regarding these plans, reference is made to Sonic’s 2010 Form 10-K in Note 5 of the financial statements.

(2)	Consists of the Non-Qualified Stock Option Plan. For further information regarding this plan, reference is made to Sonic’s 2010 Form 10-K in Note 5 of the financial statements.

Compensation Committee Interlocks and Insider Participation

The members of the Executive Compensation Committee of Sonic’s Board of Directors for fiscal 2010 were those named in the Executive Compensation Committee Report. No member of the Committee was at any time during Fiscal 2010 or at any other time an officer or employee of Sonic Foundry, Inc.

No executive officer of Sonic Foundry, Inc. has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board of Directors of Sonic Foundry.

PROPOSAL TWO: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Introduction

The core of Sonic’s executive compensation policies and practices continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2010 compensation of our Named Executive Officers.

The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by those rules, we are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the stockholders of Sonic Foundry, Inc., that the stockholders approve the compensation of Sonic’s Named Executive Officers as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Vote Required

The affirmative vote of a majority of the shares of Sonic common stock cast at the Annual Meeting is required for approval of this Proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR Proposal Two.

PROPOSAL THREE: ADVISORY VOTE ON SELECTION OF FREQUENCY FOR ADVISORY VOTE

ON EXECUTIVE COMPENSATION

PROPOSAL

As part of the “Say on Pay” rules adopted by Congress, the Sonic stockholders may indicate, by a non-binding advisory vote, the frequency desired at which they will have an advisory vote on the compensation paid to Sonic’s Named Executive Officers. (In other words, how often a proposal similar to this year’s Proposal Two will be included in the matters to be voted on at the Annual Meeting.) The choices available under the Say on Pay rules are every year, every other year, or every third year.

Please mark your proxy card to indicate your preference on this Proposal or your abstention if you wish to abstain. If you fail to indicate your preference, your shares will be treated as though you chose to abstain on this proposal. A plurality of the votes cast on this Proposal will determine the frequency selected by the stockholders. The Board of Directors recommends that you select three years as the desired frequency for a stockholder vote on executive compensation under the Say on Pay rules.

The frequency selected by the stockholders for conducting Say on Pay voting at the Annual Meetings of the stockholders of the Company is not a binding determination. However, the frequency selected will be given due consideration by the Company in its discretion.

PROPOSAL FOUR: PROPOSAL TO AMEND THE EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors believe that it is in the best interest of Sonic and its stockholders to amend the 2008 Employee Stock Purchase Plan to increase the number of shares of common stock subject to the plan from 50,000 to 100,000. The 2008 Employee Stock Purchase Plan was approved at the annual stockholders meeting held March 6, 2008 and in the opinion of the Company, enhanced the interest of employees in the continued success of Sonic and served to align the interests of the employees and stockholders. In addition, the Board of Directors is of the opinion that employee stock purchase plans provide an aid in recruiting highly qualified and talented employees. The plan resulted in 5,405, 17,053 and 27,162 employee purchases of shares during the fiscal 2011, 2010 and 2009, respectively. At January 14, 2011 there are 380 shares available for issuance under the plan.

For these reasons, the Board of Directors authorized the amendment of the 2008 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares of common stock subject to the plan from 50,000 to 100,000, subject to the approval of stockholders at the Annual Meeting.

The following is a summary of the material provisions of the Purchase Plan. This summary is qualified in its entirety by reference to the specific provisions of the Purchase Plan, the full text of which is attached to this Proxy Statement as Exhibit C.

Summary of the Purchase Plan

Common Stock Subject To Plan

Subject to adjustment as provided below, 100,000 shares of Common Stock will be available for issuance under the Purchase Plan. Shares of Common Stock delivered under the Purchase Plan may be authorized and unissued shares or reacquired shares. As of January 14, 2011, the fair market value of one share of Common Stock was $14.55.

Participation

Any employee who has completed 90 days of employment with Sonic or any Designated Subsidiary of Sonic on the first day of each offering period will be eligible to participate in the Purchase Plan. A Designated Subsidiary of Sonic is any majority-owned subsidiary of Sonic that has been designated by the Board of Directors as eligible to participate in the Purchase Plan with respect to its Employees. An employee of Sonic or a Designated Subsidiary of Sonic who, after the grant of an option to purchase, would hold common stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of Sonic will not be eligible to participate. As of January 14, 2011, approximately 82 employees of Sonic would be eligible to participate in the Purchase Plan.

Purchases Under The Purchase Plan

Sonic will make a bi-annual offering to eligible employees of options to purchase shares of Common Stock under the Purchase Plan on the first trading day of January and July, commencing July 1, 2011. Each offering period will be for a period of six months from the date of offering, and each eligible employee as of the date of offering will be entitled to purchase shares of Common Stock at a purchase price equal to the lower of 85% of the fair market value of Common Stock on the first trading day of the offering period or 85% of the fair market value of Common Stock on the last trading day of the offering period.

Payment for shares of Common Stock purchased under the Purchase Plan will be made by authorized payroll deductions from an employee’s Total Wages. Subject to the terms of the Purchase Plan, eligible employees who desire to participate in the Purchase Plan will designate a stated whole percentage of their total wages, up to a maximum of 10%, to be deducted from their total wages and held by Sonic until the date of purchase. No participant in the Purchase Plan will be permitted to purchase Common Stock under the Purchase Plan if such option would permit his or her rights to purchase stock under the Purchase Plan to accrue at a rate that exceeds $25,000 of the fair market value of such shares (determined as of the date of grant of such right), or that exceeds 1,000 shares, for each calendar year during which any option granted to such individual under any such plan is outstanding at any time.

A participant will have none of the rights or privileges of a stockholder of Sonic (including the right to receive dividends) until the shares purchased under the Purchase Plan are fully paid for and issued.

Withdrawal

An employee may withdraw from the plan if such request is made at least 30 days prior to the end of a contribution period. Such withdrawal request and the refund of all cash contributions, without interest, will be made as soon as administratively feasible and all options will be cancelled. Once terminated, an employee will be eligible for reenrollment in the plan beginning with the contribution period beginning immediately following the next contribution period.

Termination Of Participation

An employee’s participation in the Purchase Plan will be terminated when he or she: (1) voluntarily elects to withdraw his or her entire account; (2) resigns or is discharged from Sonic and all Designated Subsidiaries of Sonic; or (3) dies.

Administration

The Purchase Plan will be administered by the Compensation Committee of the Board or such other committee established by the Board of Directors of Sonic (“the Committee”).

Modification and Termination

The Committee may terminate the Purchase Plan at any time or make any amendment or modification it deems advisable.

Adjustments

Appropriate and proportionate adjustments will be made in the number and class of shares available under the Purchase Plan, and to the rights granted under the Purchase Plan and the prices applicable to such rights, to reflect changes in the outstanding stock that occur because of stock dividends, stock splits, recapitalizations, reorganizations, liquidations, or other similar events.

Transferability

A participant’s rights under the Purchase Plan are exercisable only by such participant and may not be transferred in any manner.

Federal Income Tax Consequences

Sonic has been advised that under current law the federal income tax consequences to participants and Sonic of options granted under the Purchase Plan would generally be as set forth in the following summary. This summary is not a complete analysis of all potential tax consequences relevant to participants and Sonic and does not describe tax consequences based on particular circumstances. For these reasons, participants should consult with a tax advisor as to any specific questions regarding the tax consequences of participation in the Purchase Plan.

It is intended that the option to purchase shares of Common Stock granted under the Purchase Plan will constitute an option issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. If shares are purchased under the Purchase Plan, and no disposition of these shares is made within two years of the date of grant of the option, or within one year after the purchase of the shares, then no income will be realized by the employee at the time of the transfer of the shares to such employee. When an employee sells or otherwise disposes of the shares, or in the event of his death (whenever occurring) while owning such shares, there will be included in his or her gross income, as compensation, an amount equal to the lesser of: (i) the amount by which the fair market value of the shares on the first trading day of the offering period exceeds the purchase price for the shares, or (ii) the amount by which the fair market value at the time of disposition or death exceeds the purchase price per share. Any further gain will be treated for tax purposes as long-term capital gain, provided that the employee holds the shares for the applicable long-term capital gain holding period after the last day of the offering period applicable to such shares.

No deduction will be allowed to Sonic for federal income tax purposes in connection with the grant or exercise of the option to purchase shares under the Purchase Plan, provided there is no disposition of shares by a participant within either the two-year or the one-year periods referred to above. If an employee disposes of the shares within either the two-year or the one-year periods referred to above, he or she will realize ordinary income in the year of disposition in an amount equal to the difference between the purchase price and the fair market value of the shares at the time of exercise of the option, and Sonic will be entitled to a deduction in the same amount. Any difference between the amount received upon such a disposition and the fair market value of the shares at the time of exercise of the option will be capital gain or loss, as the case may be.

Plan Benefits

Participation in the Purchase Plan is voluntary and each eligible employee will make his or her own election whether and to what extent to participate in the plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Purchase Plan.

Provision to Purchase Additional Shares of Common Stock by Employees and Directors

Apart from the Plan provisions set forth above, the Committee has the power and authority to allow any Employee or director to receive Shares in lieu of cash compensation or cash fees. In such event, in order to account for the non-transferability of any Shares acquired thereunder, the Committee may discount the value of such Shares by up to 15% of the then Fair Market Value of unvested Shares of Common Stock. This portion of the Plan will allow Employees and directors the opportunity to acquire Shares in accordance with such special terms and conditions as the Committee may establish from time to time, which terms and conditions may modify the terms and conditions of the Plan set forth elsewhere in the Plan. Without limiting the authority of the Committee, the special terms and conditions which may be established with respect to such Employees and directors who elect to participate in this portion of the Plan, and which need not be the same for all such Employees and directors, include but are not limited to the right to participate, procedures for elections to participate, the purchase price of any Shares to be acquired, and the maximum amount of Shares which may be purchased by any participating Employee or director. Any purchases made pursuant to the provisions of this portion of the Plan shall not be subject to the requirements of Section 423 of the Code and the federal income tax consequences set forth above shall not apply thereto.

Vote Required

The amendment of the Purchase Plan requires the approval of a majority of the votes cast at the meeting. The Board of Directors unanimously recommends a vote FOR Proposal 4 to amend the Employee Stock Purchase Plan.

PROPOSAL FIVE: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Grant Thornton LLP (“GT”) as independent auditors to audit our financial statements for the year ending September 30, 2011, and has further directed that management submit the selection of independent public accountants for certification by the stockholders at the annual meeting. Representatives of GT are expected to be present at the annual meeting to respond to stockholders’ questions and to have the opportunity to make any statements they consider appropriate.

Stockholder ratification of the selection of GT as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of GT to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Sonic and its stockholders.

The ratification of the appointment of GT as independent public accountants requires the approval of a majority of the votes cast at the meeting.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 5 RATIFYING THE APPOINTMENT OF GT AS INDEPENDENT AUDITORS FOR SONIC FOUNDRY.

Relations with Independent Auditors

GT has served as our independent public accountants since its appointment in July 2004. As stated in Proposal 5, the Board has selected GT to serve as our independent auditors for the fiscal year ending September 30, 2011.

Audit services performed by GT for Fiscal 2010 and 2009 consisted of the examination of our financial statements, review of fiscal quarter results, services related to filings with the Securities and Exchange Commission (SEC). We also retained GT to perform certain audit related services associated with the audit of our benefit plan, and tax preparation and consultative services associated with the preparation of Federal and State tax returns. Fiscal 2010 and 2009 tax fees also included international tax services and additional sales and use tax services. All fees paid to GT were reviewed, considered for independence and upon determination that such payments were compatible with maintaining such auditors’ independence, approved by Sonic’s audit committee prior to performance.

Fiscal Years 2010 and 2009 Audit Firm Fee Summary

During fiscal years 2010 and 2009, we retained GT to provide services in the following categories and amounts:

	Years Ended September 30,
	2010	2009

Audit Fees	$126,260	$117,511
Audit Related	11,440	9,360
Tax Fees	15,452	36,751
Other Fees	–	–

All of the services described above were approved by Sonic’s audit committee prior to performance. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting. The audit committee has determined that the payments made to its independent accountants for these services are compatible with maintaining such auditors’ independence.

REPORT OF THE AUDIT COMMITTEE 1

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes, our system of internal accounting and financial controls and our compliance with related legal and regulatory requirements, the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing the independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services that may be performed by them, reviewing with management and our independent auditors the adequacy of our internal financial controls, and reviewing our critical accounting policies and the application of accounting principles. The Audit Committee held five meetings during fiscal 2010.

Mssrs. Kleinman, Weis and Burish meet the rules of the SEC for audit committee membership and are “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and under Nasdaq listing standards. In August 2009, the Board approved revisions to the Audit Committee Charter to reflect new rules and standards set forth in certain SEC regulations as well as changes to Nasdaq listing standards. A copy of the Audit Committee Charter is available on Sonic’s website.

As set forth in the Audit Committee Charter, management of Sonic is responsible for the preparation, presentation and integrity of Sonic’s financial statements and for the effectiveness of internal control over financial reporting. Management and the accounting department are responsible for maintaining Sonic’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Sonic’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

We have reviewed and discussed with our independent auditors, GT, matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). We have received from the auditors a formal written statement describing the relationships between the auditor and Sonic that might bear on the auditor’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board. We have discussed with GT matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with the auditors’ independence.

The members of the Audit Committee are not full-time employees of Sonic and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Sonic’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Sonic’s auditors are in fact “independent”.

1    The material in this report is not “soliciting material”, is not deemed filed with the SEC, and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

We have reviewed and discussed with management and GT the audited financial statements. We discussed with GT the overall scope and plans of their audit. We met with GT, with and without management present, to discuss results of their examination and the overall quality of Sonic’s financial reporting.

Based on the reviews and discussions referred to above and our review of Sonic’s audited financial statements for fiscal 2010, we recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2010, for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

David C. Kleinman, Chair

Mark D. Burish

Gary R. Weis

CERTAIN TRANSACTIONS

Frederick H. Kopko, Jr., a director and stockholder of Sonic Foundry, is a partner in McBreen & Kopko. Pursuant to the 1997 Directors’ Stock Option Plan, Mr. Kopko has been granted options to purchase 4,000 shares of Common Stock at exercise prices ranging from $17.40 to $37.60 and was granted options to purchase 6,000 shares of Common Stock at exercise prices ranging from $5.50 to $8.00 pursuant to the 2008 Non-Employee Directors Plan. During fiscal 2010, we paid the Chicago law firm of McBreen & Kopko certain compensation for legal services rendered subject to standard billing rates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Sonic’s officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3 and Forms 4 furnished to us pursuant to Rule 16a-3 under the Exchange Act during our most recent fiscal year, to Sonic Foundry’s knowledge, all reporting persons complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except with respect with Mr. Burish, who inadvertently filed one late Form 4 report.

Code of Ethics

Sonic has adopted a Code of Ethics (as defined in Item 406 of Regulation S-K) that applies to its principal executive, financial and accounting officers. Sonic Foundry will provide a copy of its code of ethics, without charge, to any investor that requests it. Requests should be addressed in writing to Mr. Kenneth Minor, Corporate Secretary, 222 West Washington Ave, Madison, WI 53703.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact our Board or specific members of our Board may do so electronically by sending an email to the following address: directors@sonicfoundry.com. Alternatively, a stockholder can contact our Board or specific members of our Board by writing to: Secretary, Sonic Foundry Incorporated, 222 West Washington Avenue, Madison, WI 53703.

Each communication received by the Secretary will be promptly forwarded to the specified party following normal business procedures. The communication will not be opened but rather will be delivered unopened to the intended recipient. In the case of communications to the Board or any group or committee of Directors, the Secretary will open the communication and will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Stockholder Proposals to be Considered for Inclusion in Sonic’s Proxy Materials. Stockholders of Sonic may submit proposals on matters appropriate for stockholder action at meetings of Sonic’s stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Sonic’s proxy materials relating to its 2012 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Sonic no later than the anniversary date of 120 days prior to the date of this proxy statement (September 27, 2011). Such proposals should be delivered to Corporate Secretary, Sonic Foundry, Inc., 222 West Washington Avenue, Madison, Wisconsin 53703.

Requirements for Stockholders Proposals to be Brought Before the Annual Meeting.

Sonic’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary not less than ninety nor more than one hundred twenty calendar days prior to the anniversary of the date on which Sonic held its immediately preceding annual meeting of stockholders. To be timely for the 2012 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by Sonic’s Secretary at the principal executive offices of Sonic between November 3, 2011 and December 3, 2011. However, in the event that the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, to be timely, notice by the stockholders must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as provided above. A stockholder’s notice to Sonic’s Secretary must set forth the information required by Sonic’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2012 Annual Meeting of Stockholders will confer discretionary authority to vote on (i) any proposal presented by a stockholder at that meeting for which Sonic has not been provided with notice on or prior to the anniversary date of 45 days prior to the date of this proxy statement (December 11, 2011) and (ii) any proposal made in accordance with the bylaws provisions, if the 2011 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors has at this time no knowledge of any matters to be brought before this year’s Annual Meeting other than those referred to above. However, if any other matters properly come before this year’s Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

GENERAL

A copy of our Annual Report to Stockholders for the fiscal year ended September 30, 2010 is being mailed, together with this Proxy Statement, to each stockholder. Additional copies of such Annual Report and of the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from us. We will, upon request, reimburse brokers, banks and other nominees, for costs incurred by them in forwarding proxy material and the Annual Report to beneficial owners of Common Stock. In addition, directors, officers and regular employees of Sonic and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. All expenses in connection with soliciting management proxies for this year’s Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy are to be paid by Sonic.

Sonic will provide without charge (except for exhibits) to any record or beneficial owner of its securities, on written request, a copy of Sonic’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2010, including the financial statements and schedules thereto. Exhibits to said report, and exhibits to this proxy statement, will be provided upon payment of fees limited to Sonic’s reasonable expenses in furnishing such exhibits. Written requests should be directed to Investor Relations, 222 West Washington Avenue, Madison, Wisconsin 53703. We also make available, free of charge, at the “Investor Information” section of our website, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, our proxy statement, amendments and exhibits to such reports as soon as practicable after the filing of such reports, exhibits and proxy statements with the Securities and Exchange Commission.

In order to assure the presence of the necessary quorum at this year’s Annual Meeting, and to save Sonic the expense of further mailings, please date, sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of a proxy will not prevent a stockholder of record from voting in person at the meeting.

By Order of the Board of Directors,

January 25, 2011	Kenneth A. Minor, Secretary

Sonic Foundry C/O AST 6201 15TH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Frederick H. Kopko, Jr.
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain			For	Against	Abstain
2	To approve, by a non-binding advisory vote, of the compensation paid by the Company to its Named Executive Officers.	☐	☐	☐	5	Ratification of the appointment of Grant Thornton LLP as independent auditors.	☐	☐	☐
NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors recommends you vote 3 YEARS on the following proposal:	1 year	2 years	3 years	Abstain
3

To select, by a non-binding advisory vote, the frequency at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers.

	☐	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 4 and 5.		For	Against	Abstain
4	To approve an amendment to the 2008 Sonic Foundry Employee Stock Purchase Plan to increase the number of common shares subject to the plan from 50,000 to 100,000.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

SONIC FOUNDRY, INC. Annual Meeting of Stockholders March 3, 2011 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) R. Buinevicius and K. Minor, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sonic Foundry, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on March 3, 2011 at the Monona Terrace Community and Convention Center, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSALS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side